Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-274973, 333-267357 and 333-265210) and Form S-8 (Nos. 333-270399, 333-263397, 333-254043, 333-238086, and 333-233502) of Mirum Pharmaceuticals, Inc. of our report dated October 2, 2023, relating to the combined financial statements of the Bile Acid Business of Travere Therapeutics, Inc. as of and for the year ended December 31, 2022, which appears in this Form 8-K/A.

/s/ BDO USA, P.C.

San Diego, California

November 2, 2023